LIQUIFIED PETROLEUM GAS CONTRACT

               THIS IS A CONTRACT effective July 1, 1996, between
     SHELL OIL COMPANY, P.O. Box 576, Houston, TX 77001 ("Shell"), and EMPIRE GAS CORPORATION ("Buyer").

            1. TERM. This Contract shall be in effect for a term beginning on July 1, 1996, and ending on June 30, 1997.

            2. PRODUCTS-QUANTITIES-QUALITY. Reference Exhibits A and B attached herewith.

            2.2 Quality - Warranty Disclaimer. The Product shall meet Shell's own specifications in effect at the time of delivery; but SHELL OTHERWISE MAKES NO WARRANTIES OF QUALITY, MERCHANTABILITY OR FITNESS AS TO THE PRODUCT, AND NONE SHALL BE IMPLIED.

            2.3 Excess Quantities. Shell's sale and delivery during any month or more of any product than the quantity specified in the Schedule for that month, whether resulting from Shell's voluntary act, Shell's compliance with any allocation or other legal requirement, or any other cause, shall not be deemed to increase or otherwise amend such specified contract quantity as to any future month unless expressly so agreed in writing by Shell and Buyer.

            2.4 Quantity Limitation. Shell may, at its option, after the initial three months of the term, limit the quantity of any Product to be supplied in any month to a quantity which is the same percentage of contract quantity for that month as the average percentage of contract quantities actually delivered during the last preceding three months.

            3.      PRICES.

            3.1 Definitions. Reference Exhibits A and B attached herewith.

            3.2 Payments. Buyer shall pay for the Product delivered on such terms as Shell shall prescribe, any of which may be altered or revoked by Shell at any time by notice to Buyer (which may be given by telephone or regular mail). Payment shall be deemed made when received by Shell.

            4.      DELIVERIES.

            4.1 Places. Reference Exhibits A and B attached herewith.

            4.2 Buyer's Orders. Buyer's orders and shipping instructions shall be given to Shell in such manner as Shell shall designate by telephone or regular mail from time to time.

            4.3 Destination Deliveries. All deliveries of Product at Buyer's destination(s) shall be made by any means of transportation, at such times and in any delivery equipment Shell may select. Buyer shall not divert any delivery equipment from its destination originally invoiced by Shell without Shell's prior consent. Buyer shall provide facilities for unloading and shall pay all of the carrier's demurrage and miscellaneous charges. Buyer shall also be responsible for any additional transportation expense and/or terminal charge for unloading returned Product if Buyer fails for any reason other than Shell's fault to accept all or any part of the delivery. Delivery in tank cars at any plant of Buyer shall mean delivery at the railroad siding designated by Buyer or, absent such designation, the railroad delivery point nearest such plant.

            4.4 Measurements. Quantities of Product delivered shall be determined (a) if into or by transport truck, be meters, scale weight, or certified calibration, at Shell's option, (b) if into or by tank car, by official capacity table, or (c) if into pipeline, by the pipeline meters. Every quantity, however determined, shall be corrected to a temperature of 60 F in accordance with Table 24 of the ASTM-IP Petroleum Measurement Tables in effect at the time of determination.

            4.5 Rail Cars. Each rail car in which Shell ships Product during the period of this contract shall be deemed in the possession and care of the Buyer when such car is delivered to Buyer's various Florida Sidings, destinations by the delivering railroad. With respect to any rail cars used by Shell delivering Product to the Buyer's destination: Buyer shall mail bills of lading for empty tank cars to Shell immediately upon unloading, shall pay all the railroad carrier's demurrage and miscellaneous charges, and shall pay Shell the detention charges for delays in unloading for each full or fractional calendar day during which any car remains in the Buyer's possession beyond the free time specified below:

               CAR CAPACITY   FREE TIME      DAILY RATE
                  30,000       5 Days               $50.00

            4.5.1 Damage to Rail Cars. If any car is damaged in any respect or defective when it enters Buyer's possession, Buyer shall promptly give written notice thereof to Shell by letter, telegram or facsimile and also to an authorized agent of the delivering railroad. Buyer shall not undertake any repair of or other work on the car without the prior written approval of Shell. When possession of any car is surrendered by the Buyer, it shall be in as good a condition as when received by Buyer, excepting only reasonable wear and tear, and damage or destruction not arising out of any negligence or otherwise wrongful act of the Buyer or any agent of the Buyer.

            4.6 Title. Title to any Product delivered shall pass to Buyer when it enters any equipment or facility (including any pipeline) provided by or for the account of Buyer to receive the same, or is otherwise placed in Buyer's possession, at a place of delivery hereunder.

            5. SHELL'S IDENTIFICATIONS. This Contract does not grant to Buyer any right to use Shell's trademarks, brand names, service marks or color schemes in connection with the identification, advertising, sale, transportation use or other disposition of the Product purchased hereunder, or to represent to Buyer's customers (actual or prospective) or to the public generally that the Product was purchased from Shell.

            6. ASSIGNABILITY. Neither this Contract nor any claim against Shell arising directly or indirectly out of or in connection with this Contract shall be assignable by Buyer or by operation of law without the prior written consent of Shell. Any assignment made in violation of this article shall be null and void.

            7. TAXES AND CHARGES. Buyer shall pay any tax, duty, fee or other governmental charge, or any other public or private fee, charge or assessment now or hereafter levied on the product delivered hereunder, or on any of its constituent materials, or on Shell, or required to be paid or collected by Shell, by reason of the purchase, receipt, importation or manufacture of such Product or constituent materials by Shell, or levied on or incurred in connection with or incidental to the sale, transportation, storage, delivery or use of the Product, insofar as the same is not expressly included in the prices hereunder.

            8. INDEMNITY - CLAIMS.

            8.1 Indemnity. Buyer shall defend, indemnify and hold harmless Shell, its directors, employees and agents, to the fullest extent permitted by law, against all claims, suits, liabilities, judgments, losses and expenses (including attorneys' fees and other costs of litigation) arising out of any bodily/personal injury, disease or death of persons (including Buyer or Buyer's employees) or damage to property (including Buyer's) caused by or happening in connection with Buyer's receipt, loading, transportation, unloading, storage, handling, sale, use or other disposition of the Product sold hereunder, or other activity of buyer relating to the Product, except to the extent caused (a) by the negligence or fault of Shell, its directors, employees or agents, or (b) by defects in the Product not caused or contributed to by any negligence or fault of Buyer
     or Buyer's employees, agents, or contractors.      In addition,
     Buyer shall defend, indemnify and hold harmless Shell, it-a directors, employees and agents, against all consequences resulting from Buyer's failure to comply with all laws, rules and regulations relating to environmental protection. Shell shall have the right, but not the duty, to participate in the defense of any claim or litigation with attorneys of Shell's selection
     without relieving Buyer of any obligations hereunder.     Buyer
     has the obligation and duty to immediately notify Shell in writing of any claim made against Buyer or Shell in connection with the use, receipt, handling, loading, transportation, storage, sale or other disposition of the Product. Buyer's obligations hereunder shall survive any termination of this Contract.

            8.2 Claims. Shell shall have no liability to Buyer for any defect in quality or shortage in quantity of the Product delivered unless (a) Buyer gives Shell notice of Buyer's claim within five days after delivery of such product, or in the case of any latent defect in quality, within five days after Buyer's discovery of such defect but in no event later than 30 days after delivery of such Product; (b) Shell is given reasonable opportunity to inspect the Product and to take and test samples thereof, and (c) in case of delivery by tank car, the claim, if for anything other than latent defect in quality, is allowed by Shell before the Product is unloaded from the tank car and, if for shortage in quantity, is for an amount in excess of 2% of the quantity shown on the bill of lading. In any event, Shell shall not be liable for any such claim in excess of the purchase price of the Product or for any consequential commercial damages.
     Every initial notice of claim shall set forth fully the facts on which the claim is based and shall be formally documented, in writing, to Shell within 60 days after initial notice.

            9. EXCUSES FOR NONPERFORMANCE. Either Shell or Buyer will be excused from its obligations under this Contract (except financial) to the extent that performance is delayed or prevented by any circumstances reasonably beyond its control; or by fire, explosion, mechanical breakdown, strikes or other labor trouble, plant shutdown, riots or other civil disturbances, or voluntary or involuntary compliance with any law, regulation or request of any governmental authority; or by unavailability of or interference with Shell's usual sources of the Product or crude oils or other constituent materials, or the usual means of transporting any of the same, or that Shell cannot reasonably acquire access to railroad delivery equipment to deliver Product at Buyer's designations). If, due to any of the foregoing reasons, there should be a shortage of any Product from any source, Shell will not be obligated to purchase supplies from any other than its usual sources or to divert supplies in order to perform this Contract and may apportion its available supplies among its contract and non-contract customers and its own internal uses in such manner as it finds fair and reasonable. Quantities of Product consequentially undelivered will be deducted from the applicable remaining quantity obligation unless the parties agree otherwise in writing.

            10. REMEDIES - WAIVER. In the event of Buyer's breach of any provision of this Contract; or Buyer's default in payment of any indebtedness to Shell, whether under this Contract or otherwise; or initiation of any bankruptcy, insolvency, receivership or other like proceeding by or against Buyer; or Buyer's failure to comply with any federal, state or municipal law, ordinance, regulation, order, license or permit relating to the operations of Buyer in connection with the Product, Shell shall have the right, in addition to any other rights or remedies it may have, to suspend deliveries hereunder or to terminate this Contract by giving Buyer notice. Shell's right to require strict performance of Buyer's obligations hereunder shall not be affected in any way by any previous waiver, forbearance, course of dealing, or trade custom or usage.

            11. NOTICES. Every notice hereunder (except when otherwise specified and subject to any requirements of law) shall be given by certified or registered letter, telegram, facsimile (if Shell acknowledges receipt thereof) or telex and shall be deemed given when the letter is deposited in the U.S. mail or the telegram or telex or facsimile is dispatched, postage or charges prepaid, and directed to Shell or Buyer (as the case may be) at its address first herein specified, or at such other address as either may have substituted by notice so given to the other.

            12. ENTIRETY - RELEASE - EXECUTION. This Contract, as of the beginning date of its term, contains the complete and exclusive agreement of, and terminates all prior contracts between Shell and Buyer concerning the Product, and Shell and Buyer each release the other from all claims arising in connection with any such prior contract including any railroad lease agreements, excepting however, claims of Shell against Buyer for indebtedness, reimbursement or indemnification.
     Neither this Contract nor any subsequent agreement amending or supplementing this Contract shall be binding on Shell unless and until it has been signed for Shell by a duly authorized representative, and commencement of performance hereunder or under any such subsequent agreement shall not constitute a waiver of this requirement.

         EXECUTED on the date(s)
     specified below.


     EMPIRE GAS CORPORATION              SHELL OIL COMPANY ("Shell")
     ("Buyer")

     By:  /s/ Kris Lindsey               /s/ W.R. Davenport, Jr.

              Kris Lindsey                    W. R. DAVENPORT, JR.
          (Type or Print Name)                (Type or Print Name)

        Executive Vice President             MANAGER NGL MARKETING &
       (Title of Officer or Agent)       SUPPLY
                                           (Title of Officer or Agent)

     Date:  December 17, 1996            Date:  3/21, 1997


                                 EXHIBIT A

          2.1 Products-Quantities. Shell shall sell and deliver to Buyer, and Buyer shall purchase and accept from Shell, "Shell" Propane HD-5 ("Product") in such quantities as Buyer shall order from time to time, but during any calendar month, not less than 90% nor more (except at Shell's option) than all of the quantity specified for such month in the following schedule (in thousands of gallons):

     July      546     October  1,105  January  1,210   April    615

     August    695     November 1,060  February 1,290   May      590

     September 875     December 1,340  March    1,300   June     520

     provided that Buyer shall order and accept deliveries in quantities and at intervals approximately equal during each month.

          3.   PRICES.

          3.1 Definitions. The price for the Product, F.O.B. various Florida destinations shall be determined by adding the mean (sum of high/low OPIS prices divided by two) spot prices of propane at Mont Belvieu (TET) as published by Oil Pricing Information Service (OPIS/Petroscan) for the following weekly OPIS report days: Thursday, Friday, Monday, Tuesday, and Wednesday and dividing the sum by five (5). This average price will have 12.25 cents per gallon differential added for freight loading, margin and car costs for the months of April September and 12.75 cpg for the months of October - March. This calculation will be completed by Shell on Thursday and Friday each week and is effective for all product purchased beginning on the following Monday through Sunday. In the event OPIS fails to publish a price for any of these days, the day or days will be excluded from the calculation.

          4.1 Places. The Product shall be delivered to Buyer at various Florida rail sidings. However, Shell shall have the right at any time or times to change any place of delivery from origin to Buyer's destinations) or from Buyer's destination to origin, and to change any origin either to another one specified in this article 4.1 or to a new one designated by Shell, by giving Buyer at least 15 days' prior notice or such shorter notice as may be reasonable in emergency situations. Such notice shall specify the new place of delivery, the effective date of the change, and, for Buyer's information, Shell's then-current price for the Product, F.O.B. that place. If Shell exercises this right, Buyer may, within 15 days after Shell's notice, terminate this Contract as to the Product and place of delivery by giving Shell at least five days' notice.

     /s/ Kris Lindsey                        /s/ W.R. Davenport, Jr.
      EMPIRE GAS ("Buyer")                     SHELL OFFSHORE INC.


                                 EXHIBIT B

          2.1 Products-Quantities. Shell shall sell and deliver to Buyer, and Buyer shall purchase and accept from Shell, "Shell" Propane HD-5 ('Product') in such quantities as Buyer shall order from time to time, but, during any calendar month, not less than 90% nor more (except at Shell's option) than all of the quantity specified for such month in the following schedule (in thousands of gallons):

     July      210     October   210    January    210     April     210

     August    210     November  210    February   210     May       210

     September 210     December  210    March      210     June      210

     provided that Buyer shall order and accept deliveries in quantities and at intervals approximately equal during each month.

          3.   PRICES.

          3.1  Definitions.  The price for the product FOB Mt.
     Belvieu shall be the mean (sum of the high plus the low divided by two) spot price of propane at Texas Eastern Pipeline Terminal
     (TET) Mt. Belvieu as reported by Oil Pricing Information Service (OPIS/Petroscan) for all reporting days of the month plus the following respective monthly differentials: April - September 1.74; October and March 2.24; November - February 2.49. Should Shell be unable to deliver any portion of the above portions at Grangeville, then that portion of the undeliverable volume will be made available at Hattiesburg in-line at an additional charge of .88 cents per gallon.

          4.   DELIVERIES.

          4.1  Places.   The Product shall be delivered to Buyer at
     Shell's origin at the Grangeville Dixie Pipeline Injection Point. However, Shell shall have the right at any time or times to change any place of delivery from origin to Buyer's destinations) or from Buyer's destination to origin, and to change any origin either to another one specified in this article 4.1 or to a new one designated by Shell, by giving Buyer at least 15 days' prior notice or such shorter notice as may be reasonable in emergency situations. Such notice shall specify the new place of delivery, the effective date of the change, and, for Buyer's information, Shell's then-current price for the Product, F.O.B. that place.
     If Shell exercises this right, Buyer may, within 15 days after Shell's notice, terminate this Contract as to the Product and place of delivery by giving Shell at least five days' notice.

     /s/ Kris Lindsey                        /s/ W.R. Davenport, Jr.
      EMPIRE GAS ("Buyer")                     SHELL OFFSHORE INC.